Exhibit 10.12
March 25, 2005
Dear Doug,
On behalf of Shutterfly, Inc. (the “Company”), I am pleased to offer you the full-time position of Senior Vice President Business & Corporate Development reporting to Jeff Housenbold, President & CEO. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
Your base salary will be $225,000, annually, subject to all applicable deductions and withholding payable in accordance with the Company’s standard payroll policies. In addition, you will be eligible to be considered for an incentive bonus, which will be submitted to and reviewed and approved by the Company’s Compensation Committee. The bonus (if any) will be awarded based on your achievement of criteria established by the Company’s Compensation Committee, including but not limited to the Company’s achievement of its financial target objectives.
Stock Options:
You will be granted an option to purchase 200,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date the Board grants your stock option or on your first date of employment with the Company, whichever is later. Your option will be subject to all of the terms, conditions and restrictions of the Company’s 1999 Stock Plan and the execution of a stock option agreement pursuant to such plan.
If the Company is subject to a Change in Control (as defined in the Plan), merger or acquisition, whereas, (1) you will no longer be SVP Business & Corporate Development of Shutterfly, or (2) your role is materially diminished, or (3) the corporate office is moved and you choose not to relocate with the company, then Shutterfly will agree to pay you severance pay of 6 months following the termination of your employment and accelerate your vesting schedule by 12 months from that date. Your severance pay will be paid in accordance with the Company’s standard payroll procedures. However, to receive this severance pay you must have (a) signed a general release (in a form prescribed by the Company) and (b) returned all Company property. If the Company is subject to a Change in Control (as defined in the Plan), merger or acquisition, whereas, you continue to report to the Board of Shutterfly, the severance and accelerated vesting will not be offered.
Severance:
If the Company terminates your employment for any reason other than Cause (as defined in the next paragraph), then the Company will pay you severance pay for a period of 6 months and accelerate your vesting schedule by 6 months from that date following the termination of your employment. Your monthly severance pay will be paid at the rate of your monthly base salary in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. However, to receive this severance pay you must have (a) signed a general release (in a form prescribed by the Company) and (b) returned all Company property.

For all purposes under this letter agreement, “Cause” means (a) any breach of this letter agreement, the Proprietary Information and Inventions Agreement between you and the Company, or any other written agreement between you and the Company; (b) any failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment; (c) commission, conviction of, or a plea of “guilty’ or “no contest” to, a felony under the laws of the United States or any State; (d) neglect of duties; or (e) misconduct.
All portions of this offer will be in effect as of the above stated start date once this letter is signed by both parties.
As a regular, full time employee of Shutterfly, you will be provided with the Company benefit package. The Company’s existing plans for group life, health and accident insurance may change from time to time.
Shutterfly is excited about having you join our team. We feel we are a great company and take pride in treating our employees with dignity and respect. As you well know, there are numerous laws that both the employee and employer must understand and accept. The next several paragraphs list the legal requirements associated with becoming a Shutterfly employee.
This offer of employment is contingent upon you completing, signing, and returning to us, this offer letter and the Employee Proprietary Information and Inventions Agreement. In addition, by accepting these terms of employment, you represent that you have not brought and will not bring with you to the Company, or utilize In the course of your employment by the Company, any confidential or proprietary information or materials of any prior employer.
For purposes of federal immigration law (Immigration Reform and Control Act of 1986) you are required to provide documentary evidence of your eligibility for employment in the United States. Please bring the appropriate documentation, as listed on the enclosed I-9 Form, with you to New Hire Orientation.
Further, your employment with Shutterfly is “at will” and may be terminated by either the employee or the Company at any time, for any reason, with or without cause and with or without notice. Nothing in this offer is to be construed as a contract of employment for any specific length of time.
Finally, by accepting this offer, you agree to be bound by an agreement to arbitrate set forth in this paragraph, which means that if a dispute arises between you and the Company during your employment or after, the dispute would be resolved by a neutral arbitrator, rather than through a lawsuit. The neutral arbitrator will be selected and the arbitration conducted pursuant to the Employment Dispute Resolution rules of the American Arbitration Association (AAA). This paragraph covers all disputes arising from your employment, including (1) claims for wages, benefits or compensation, (2) all torts and contract claims of any kind, including disputes concerning this paragraph, and (3) claims based on any federal or state law, including discrimination, harassment or retaliation. The only claims not covered by this paragraph are worker’s compensation and unemployment compensation claims. In addition, this paragraph does not preclude the Company from enforcing in court its rights under the Employee Proprietary Information and Inventions Agreement or any other agreement concerning intellectual property, proprietary or confidential information or inventions and any laws concerning these subjects. Except as provided in the previous two sentences, arbitration is the exclusive remedy for all disputes covered by this paragraph, including whether a particular dispute is covered by this paragraph, and is binding on both parties, which means that BOTH YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL. If you would like to review a copy of the AAA Employment Dispute Resolution rules, please contact Connie Tedrow in the Human Resources Department.
Doug, we are pleased to welcome you to Shutterfly. Please signify your acceptance of our offer by signing it below and returning this letter to Connie Tedrow, no later than March 30, 2004.
Very truly yours,
/s/ Jeff Housenbold
Jeff Housenbold
Chief Executive Officer
cc: Human Resources File

I accept Shutterfly’s offer of employment and agree to the terms in this letter and its attachments. I acknowledge that except for the Employee Proprietary Information and Inventions Agreement attached to the letter, this letter is the entire agreement related to my employment with Shutterfly and supersedes all prior or contemporaneous oral or written communication and representations. This agreement (offer of employment, attachments and Employee Proprietary Information and Inventions Agreement) can only be modified in writing, by signed agreement from the Chairman of the Board. I accept this offer voluntarily and not in reliance on any promises other than those contained in this letter and attachments.

/s/ Doug Galen	Doug Galen

Name, Signature	Name Printed

3-31-05
Today’s Date

3-31-05
Start Date

4